EXHIBIT 3.1

Entity # C7947-1999
Document Number:  20050175443-61
Date Filed: 5/11/2005 9:50:05 AM
In the Office of
Dean Heller
Secretary of State of Nevada




              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


1.   Name of corporation: Vizario, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

     FIFTH: The aggregate number of shares of capital stock of all classes which the corporation shall have authority to issue is FIVE HUNDRED FIVE MILLION (505,000,000), of which FIVE HUNDRED MILLION (500,000,000) shares having a par value of $.001 per share shall be of a class designated "Common Stock" (or "Common Shares") and FIVE MILLION (5,000,000) SHARES HAVING A PAR VALUE OF $.001 per share shall be of a class designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations, or restrictions of the above classes of stock shall be as follows:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 62.1%

4.   Effective date of filing (optional):

5.   Officer Signature (required): Stephen M. Siedow, President, 5/10/05
                                   ----------------------------


* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote other required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.